Exhibit 10.2

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of December 22, 2005, by and among SOLDADURAS PCR SOLTEC LIMITADA (“SOLDADURAS”), a limited liability company organized and existing pursuant to the laws of the Republic of Chile, with its principal place of business at El Bosque Norte 040, Office 605, Comuna of Las Condes, Santiago, Chile, and PENTA CAPITAL DE RIESGO S.A., a private stock corporation organized and existing pursuant to the laws of the Republic of Chile, with its principal place of business at El Bosque Norte 040, 15th Floor, Comuna of Las Condes, Santiago, Chile, parent company of SOLDADURAS (“PCR”; PCR collectively with SOLDADURAS, the “Buyers”); and THERMADYNE CHILE HOLDINGS, LTD., a company organized and existing pursuant to the laws of the Cayman Islands, having its registered offices at One Capital Place, Shedden Road, P.O. Box 1034 GT, Grand Cayman, Cayman Islands (“TCHL”), and THERMADYNE SOUTH AMERICA HOLDINGS, LTD., a company organized and existing pursuant to the laws of the Cayman Islands, having its registered offices at One Capital Place, Shedden Road, P.O. Box 1034 GT, Grand Cayman, Cayman Islands, (“TSAH”; TSAH, collectively with TCHL, the “Sellers”) with respect to the sale of the ownership interests in SOLDADURAS SOLTEC LIMITADA (“Soltec”) and COMERCIALIZADORA METALSERVICE LIMITADA (“Metalservice), both limited liability companies organized pursuant to the laws of the Republic of Chile (collectively with any subsidiaries, branches or agencies thereof, the “Companies”).

RECITALS:

WHEREAS, TCHL is the legal and beneficial owner of 99.9% of the outstanding equity capital interests in Soltec and of a 0.11% of the outstanding equity capital interests in Soltec’s subsidiary, Metalservice (collectively, the “TCHL Ownership Interests”);

WHEREAS, TSAH is the legal and beneficial owner of 0.1% of all of the outstanding equity capital interests in Soltec (the “TSAH Ownership Interests”; the TCHL Ownership Interests and the TSAH Ownership Interests sometimes collectively referred to herein as the “Ownership Interests”);

WHEREAS, the Ownership Interests, together with Soltec’s direct holding of 99.89% of the remaining equity capital interest in Metalservice, represent all of the equity capital interests in the Companies currently outstanding;

WHEREAS, Sellers promise to sell to Buyers, and Buyers promise to purchase from Sellers, the Ownership Interests, all in accordance with the provisions of this Agreement; and

WHEREAS, each of TCHL, SOLDADURAS and PCR desires to make certain representations, warranties and agreements in connection with the sale and acquisition of the Ownership Interests.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1                          Definitions:  For purposes of this Agreement, the term:

(a)                                  “Accountants” has the meaning set forth in Section 2.3(f).

(b)                                 “Affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

(c)                                  “Audited Financial Statements” means the audited

consolidated balance sheet and related statements of income, partners’ equity and cash flow of the Companies at December 31, 2004.

(d)                                 “Debt” means any interest bearing debt of the Companies existing at the Closing Date, including, without limitation, financial leases and debt with related parties.

(e)                                  “Cash” has the meaning set forth in Section 2.3(a).

(f)                                    “Chilean GAAP” has the meaning set forth in Section 2.3(a).

(g)                                 “Closing” means the completion of the sale and purchase of the Ownership Interests by the execution of the Transfer Documents and the payment of the Purchase Price contemplated in this Agreement, all of which shall occur on the Closing Date.

(h)                                 “Closing Date” means twelve hours noon in Santiago, Chile, on January 3, 2006.

(i)                                     “Closing Financial Statements” means the audited consolidated balance sheet of the Companies as of December 31, 2005, and the related audited statements of income, partners’ equity and cash flow of the Companies as of December 31, 2005.

(j)                                     “contract” means any contract, agreement, loan, instrument, lease, sales contract, mortgage, pledge, license, distribution, insurance policy, commitment or other arrangement or agreement.

(k)                                  “Currency Conversion Rate” means, either in respect of sums designated in Ch$ or US$ that need be converted into the other currency, for any calculation, determination of value, price adjustment, payment or reimbursement to be made, disbursement to be incurred or for any other purpose whatsoever, as required pursuant to the terms of this Agreement, the US$ - Ch$ exchange rate so-called “Dólar Observado” quoted by the Central Bank of

Chile for the transaction of United States Dollars with Chilean Pesos and published on the business day on which any such conversion is required to be made, shall be applied.

(l)                                     “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(m)                               “Lien” means any liens, pledges, claims, security interests, mortgages, easements, rights of way, restrictive covenants, rights of first refusal, material defects in title and other burdens.

(n)                                 “Net Debt” means Debt minus Cash.

(o)                                 “Net Working Capital” has the meaning set forth in Section 2.3(a).

(p)                                 “Ownership Interests” has the meaning set forth in the second Recital hereof.

(q)                                 “persons” means and includes any individual, partnership, corporation, unincorporated organizations or other entity, and any government or governmental authority, agency or political subdivision thereof.

(r)                                    “Purchase Price” has the meaning set forth in Section 2.2.

(s)                                  “Salas” has the meaning set forth in Section 2.3(a).

(t)                                    “Salas Certificate” has the meaning set forth in Section 2.3(a).

(u)                                 “Schedules” are those disclosure schedules annexed to this Agreement, all of which will be considered to form part of this

Agreement.

(v)                                 “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture or other entity of which such person, directly or indirectly, owns an amount of voting securities, or possesses other ownership interests, having the power, direct or indirect, to elect a majority of the board of directors or other governing body thereof.

(w)                               “Supply Agreements” refers to agreements referenced on Exhibit 7.2.5.

(x)                                   “Taxes” means any and all taxes, fees, duties and similar governmental charges (including any interest, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation, taxes imposed on, or measured by, income or profits, and value added, sales, service, real or personal property, license, payroll, withholding, employment, social security, unemployment, stamp, gains taxes, and customs duties.

(y)                                 “Tax Returns” means any report, return or statement required to be supplied to the Tesorería General de la República de Chile and/or the Servicios de Impuestos Internos de Chile, in connection with Taxes.

(z)                                   “TCHL Ownership Interests” has the meaning set forth in the first Recital hereof.

(aa)                            “Thermadyne Industries, Inc.” refers to the parent corporation of the Sellers and is a Corporation duly existing under the laws of Delaware, United States of America.

(bb)                          “Transfer Documents” has the meaning set forth in Section 2.5 hereof.

(cc)                            “TSAH Ownership Interests” has the meaning set forth in the second Recital hereof.

(dd)                          “Underlying Asset” means any and all right, good or asset of any kind, whether real estate or movable, tangible or intangible, held either as owner, tenant, licensee, or at any other title, as accounted for and registered in any of Soltec’s and/or Metalservice’s records.

(ee)                            “US$” means United States Dollars; and “Ch$” means Chilean Pesos.

ARTICLE II

PURCHASE AND SALE

SECTION 2.1                          Purchase and Sale.   On the terms and subject to the conditions hereof, Sellers hereby promise to sell, assign, transfer and convey to Buyers on the Closing Date, and Buyers hereby promise to purchase and acquire from Sellers on the Closing Date, all right, title and interest in and to the Ownership Interests, with all rights attaching to them as of the Closing Date, free and clear of all Liens, for the purchase price set forth in Section 2.2 (subject to adjustments pursuant to Section 2.3), as follows:

(i)                                     SOLDADURAS shall purchase and acquire from TCHL the TCHL Ownership Interests, and

(ii)                                  PCR shall to purchase and acquire from TSAH the TSAH Ownership Interests.

SECTION 2.2                          Purchase Price.   (a) The aggregate purchase price for the Ownership Interests is the amount of US$ 7,000,000 (the “Purchase Price).

(b)                                 The Purchase Price shall be paid by means of a bank transfer to the following account:

JP Morgan Chase Bank

One Chase Plaza

New York, New York 10005

ABA #021000021

Swift Code: CHASUS33

Account number:  10-19033

Account name:  Thermadyne Industries Inc

Referencing:

On behalf of Thermadyne Chile Holdings, Ltd and Thermadyne South America Holdings, Ltd.

as follows:

SELLER	PURCHASE PRICE

- TCHL for 99.9% of Soltec	US$	6,543,457
- TCHL for 0.11% of Metalservice	US$	450,000
- TSAH for 0.1% of Soltec	US$	6,543

TOTAL	US$	7,000,000

(c)                                  If either Party fails to close on the Closing Date for any reason other than just cause, the failing Party shall pay to the other an amount of U.S. $750,000.  If the failure was for just cause, then the Parties will set a revised Closing Date that is within 48 hours of the original Closing Date.

SECTION 2.3                          Adjustments to the Purchase Price

(a)                                  Within 15 calendar days following the Closing Date, at

the expense of Soltec, the auditors’ firm Salas y Cía. Ltda. (“Salas”) will deliver to Sellers and Buyers, duly certified by Salas and audited on a consolidated basis as of the December 31, 2005, the Closing Financial Statements and a certificate (“Salas Certificate”) setting forth such auditors’ calculation of (i) total Cash and Debt of the Companies as of December 31, 2005 as determined from the Closing Financial Statements; for these purposes “Cash” shall mean cash and cash equivalents (meaning by cash equivalents such instruments or investments easily cashable or of such high liquidity that make them virtually as good as cash, e.g.: mutual funds quotas/shares, banking term deposits, etc.); and (ii) the Companies’ Adjusted Net Working Capital as of December 31, 2004 (the Ch$2,044,239,000 as per Annex A divided by the annual sales of December 31, 2004 of Ch$ 4,307,034,000 and multiplied by the sales of the last twelve months to December 31, 2005), and the Companies’ Net Working Capital as of December 31, 2005; for these purposes, “Net Working Capital” shall mean current assets of the Companies (excluding cash and cash equivalents) minus current liabilities (excluding financial debt, leases and debt with related companies).

All these calculations shall be made in Ch$ and, when and as required for payments to Sellers, if any under the terms hereunder, shall be converted into US$ at the Currency Conversion Rate.

Annex A shows the calculations of Cash, Debt and Net Working Capital as of December 31st, 2004.

The Closing Financial Statements shall be prepared in accordance with Chilean generally accepted accounting policies and practices (“Chilean GAAP”) and on a basis consistent with the preparation of the Audited Financial Statements.  The Closing Financial Statements (i) shall be prepared without regard to any of the effects of the closing of the transactions contemplated hereby, and (ii) shall reflect all proposed audit adjustments determined by Salas to be necessary in order to present the Closing Financial Statements in accordance with Chilean GAAP on a basis consistent with such accounting policies and practices.

(b)                                 In connection with the preparation of the Closing Financial Statements and on a date mutually satisfactory to the parties, a physical inventory of all raw materials, work-in-progress and finished goods inventories owned by the Companies shall be taken by Salas to determine the Companies’ inventory as of December 31, 2005, with the assistance of representatives of Buyers and TCHL, and observed by Buyers and TCHL, or their respective representatives.  Each of Buyers and TCHL shall have the opportunity to examine the work papers, schedules and other documents prepared by the Companies and Salas in connection with the preparation of the Closing Financial Statements and the Salas Certificate.

                                                (c)                                  On the basis of the Closing Financial Statements and the Salas Certificate, the Purchase Price shall be subject to adjustment (i) for the amount of Net Debt (or net Cash) as of December 31, 2005, and (ii) for the difference between the Net Working Capital of the Companies as of December 31, 2005 and the Adjusted Net Working Capital as of December 31, 2004, in each case as set forth on the Salas Certificate.

(d)                                 The Salas Certificate will reflect a net amount in favor of Buyers or Sellers, as applicable, for these price adjustments, which will be paid to the appropriate party entitled thereto. Should the said price adjustments result in a payment due to Sellers, then such amount shall be held by Buyers for a period of 110 days from the Closing Date, as a guarantee of the obligations and payment of eventual liabilities of Sellers arisen hereunder towards Buyers, including without limitation, the circumstance that any of the representations and warranties made by Sellers under Article III hereof may be found incorrect, inexact or false. Once Buyers have applied the price adjustments to compensate the damages pursuant to the above, the remaining amount shall be promptly paid to Sellers in US$ at the Currency Conversion Rate on the Closing Date by bank transfer to the account specified in Section 2.2(b).

(e)                                  For the purpose of the Purchase Price adjustments referred to in paragraphs (c) and (d) of this Section 2.3, the Closing Financial Statements and the Salas Certificate shall be final and binding on both parties unless, within 10 calendar days after delivery of such documents to them, notice is given by any of Buyers and/or Sellers to the other party of their objection, setting forth in reasonable detail Buyers’ and/or Sellers’ basis for objection.  If a notice of objection is given, Buyers and Seller shall consult with each other with respect to the objection.  Any amount that is not in dispute will be promptly paid by the appropriate party obligor thereto pursuant to paragraphs (d) and (g) of this Section 2.3.  If Buyers and TCHL are unable to reach agreement within 15 calendar days after the notice of objection has been given, circumstance that shall not be necessary to be evidenced to third parties, the dispute shall be referred for resolution to PriceWaterhouseCoopers, Santiago, Chile, (the “Accountants”) as promptly as practicable on the terms set forth in paragraph (f) of this Section 2.3.

(f)                                    The Accountants will make a determination as to each of the items in dispute, which determination will be (i) in writing, (ii) furnished to each of the parties hereto within the term of 15 calendar days after the items in dispute have been referred to the Accountants, (iii) made in accordance with this Agreement, and (iv) conclusive and binding upon each of the parties hereto.  In connection with their determination of the disputed items, the Accountants will be entitled - but will not be obligated - to rely on the working papers, trial balances and similar materials prepared by Salas in connection with such firm’s examination of the financial statements of the Companies, and the fees and expenses of the Accountants will be shared equally by Buyers and TCHL.  Each of Buyers and TCHL will use reasonable efforts to cause the Accountants to render their decision within the timeframe described above, including without limitation by promptly complying with all reasonable requests made by the Accountants for information, books, records and similar items.

(g)                                 Except as otherwise provided herein, any payments required to be made pursuant to this Section 2.3 shall be payable in US$ and in same day funds at the Currency Conversion Rate, by means of a bankers’ draft or a certified bank check (vale vista bancario) issued by a prime bank established in Santiago, Chile, and shall bear interest from the Closing Date to and including the date of such payment at a rate per annum equal to 5.0%. Any payments pursuant to this Section 2.3 shall be treated for all purposes as an adjustment to the Purchase Price.

SECTION 2.4                          Withholding taxes on Purchase Price.   Any and all payment of the Purchase Price, whether at Closing Date or in regard to the adjustments of price, according to section 2.3 above, shall be subject to any and all applicable tax and charge under Chilean law, including, without limitation, articles 60 and 74 of the Chilean Income Tax Law (DL 824) which provide a 20% taxation rate. Should the Buyers be required under Chile’s Income Tax Act or other applicable tax law in Chile to deduct or withhold from or in respect of the Purchase Price and/or its adjustments any income tax, then Buyers shall make such deduction or withholding and shall within the next 24 hours of making such deduction or withholding pay the full amount deducted or withheld to the Tesorería General de la República or the relevant Chilean taxation authority in accordance with Chilean applicable tax laws. Within two Chilean business days from the date Buyers made such deduction or withholding and made such tax payment, Buyers shall deliver to TCHL evidence reasonably satisfactory to TCHL that the tax deduction or withholding has been appropriately paid to the Tesorería General de la República or other relevant Chilean taxation authority.

SECTION 2.5                          Transfers.   (i)  On the Closing Date, each of Sellers shall transfer its Ownership Interests to Buyers as set forth in Section 2.1 above, with all rights attaching to them as of the Closing Date, including all rights to payments, dividends and/or withdrawals or distribution of funds, by executing a notarial deed amending the by-laws of each of Soltec and Metalservice, the forms of which notarial deeds are attached hereto as Exhibit A (the “Transfer Documents”).

(ii)   At Closing, each of Sellers and Buyers shall execute the respective notarial deeds in form and substance satisfactory to Sellers and Buyers documenting this transaction and simultaneously amending the by-laws of each of Soltec and Metalservice so as to properly evidence thereto the purchase of the Ownership Interests by Buyers, the form of which is attached hereto as Exhibit A, and an excerpt of which shall be duly published in the Official Gazette and registered in the Commerce Registry of Santiago, Chile, promptly after the Closing.

(iii)   Each of Sellers and Buyers shall waive the right to seek the rescission of any of the Transfer Documents (acción resolutoria) that may derive from any breach or failure to fully comply with this Agreement and/or the Transfer Documents.

SECTION 2.6                          Closing Date.   Closing shall take place on the Closing Date at the offices of Eyzaguirre & Cía, located at El Golf No.40, 15th Floor, Las Condes, Santiago, Chile, or on such other date or at such other place as the parties may mutually agree upon in writing.

SECTIONS 2.7                 Further Access for Due Diligence.   Sellers have had access to persons authorized by Buyers, including but not limited to the officers, employees and accountants of Fidelitas Servicios y Asesorías Ltda., and the members of the law firm of Alcaíno Rodríguez Sahli Abogados, and have had unrestrained access to the premises of each of the Companies for the purposes of inspecting its assets, liabilities, inventories, accounting books, contracts, records and other documents. Until the Closing Date, Buyers may request additional access to the Companies from the Sellers, and Sellers will grant this access during normal operating hours and in a manner to avoid interference with any of the Companies normal business.

SECTION 2.8                          Conduct of Business Prior to the Closing Date.   TCHL, with the consent of TSAH, undertakes for the benefit of Buyers that starting from and after the date of this Agreement and until the Closing Date, it will procure that Soltec and Metalservice:

(a)                                  operate and conduct their business and preserve their goodwill in the ordinary course of business, in accordance with sound commercial practices, and in compliance with applicable laws and regulations;

(b)                                 maintain all of their (i) assets in as good a state of operating condition and repair as they are on the date of this Agreement, except for ordinary depreciation and wear and tear; (ii) inventories at such levels as are reasonable and sufficient for the ordinary conduct of business; and (iii) do not, without the prior written consent of Buyers, engage in levels of trading with persons related to Sellers which are materially different from historical levels of such trading;

(c)                                  maintain their existing business in accordance with current budget and marketing plans, without incurring in any new liabilities (whether present or future, actual or contingent), and do not enter into any additional marketing ventures without the prior written consent of Buyers;

(d)                                 take no action or actions which will interfere with the consummation of the Closing hereunder in accordance with the terms of this Agreement; and

(e)                                  make no distribution of dividends, profits or any fund in general, and/or capital; and

(f)                                    Regardless of whether the transactions contemplated by this Agreement are consummated, each of the parties will, unless otherwise specified hereunder, bear its own legal and accounting costs and other expenses incidental to the execution and completion of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

TCHL, and TSAH, but the latter only when expressly mentioned, either individually or collectively within the term Sellers, hereby represent and warrant to Buyers as set forth below:

SECTION 3.1                          Organization and Qualification.   Sellers represent and warrant that each of Soltec and Metalservice is a limited liability company duly organized, validly existing and in good standing under the laws of the Republic of Chile, and that each of Sellers are corporations duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation; and that each of Soltec, Metalservice and Sellers have all requisite corporate power and authority to own, operate and lease their respective properties and to carry on their business as they are now being conducted. TCHL represents and warrants, further, that each of the Companies is qualified to do business and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it require qualification.

SECTION 3.2                          Authorizations.   Each of Sellers represents and warrants that it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by each of Sellers, the performance by Sellers of their obligations and agreements hereunder and the consummation by Sellers of the transactions contemplated hereby, have been duly authorized by each of Sellers’ Board of Directors. No other corporate action on the part of any of Sellers is necessary to authorize the execution and delivery of this Agreement. This Agreement constitutes a valid and legally binding obligation of each of Sellers, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors’ rights.

SECTION 3.3                          No Violation.   Neither the execution and delivery of this Agreement by each of TCHL and TSAH and the performance by each of them of their obligations hereunder nor the consummation by them of the transactions contemplated hereby will violate, conflict with or result in any breach of any provision of the Estatutos Sociales or equivalent documents of Sellers or the Companies; TCHL represents and warrants, further, that none of the above actions will: (a) violate, conflict with or result in a violation or breach of, or constitute a default or give raise to any right of termination or acceleration (with or without due notice or lapse of time or both) or result in the acceleration of any payment under the terms, conditions or provisions of any note, mortgage, or any license, lease or agreement to which TCHL or the Companies are party of or by which any of their assets are bound, provided, however, that the prior written consent of Thermadyne Holdings Corporation’s creditor banks needs be obtained in respect of Sellers and, therefore, is subject to such consent being obtained or waived, (b) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to TCHL or the Companies or any of their assets, or (f) result in the creation of any Lien.

SECTION 3.4                          Effects of Agreement.   Neither the execution and delivery of this Agreement by Sellers and the performance by Sellers of their obligations hereunder, nor the consummation of the transactions contemplated hereby, will (a) violate, conflict with or result in a breach of any provision of the organizational documents of Sellers or the Companies, (b) violate any statute, regulation, order, judgment, or decree of any court or governmental agency binding on any of the Sellers or any of the Companies, (c) conflict with, result in a breach of any of the terms of, constitute a default under, result in the termination of, or result in the creation of any Lien pursuant to the terms of, any material contract or agreement to which Sellers or the Companies are a party.

SECTION 3.5                          Ownership of Interests and Underlying Assets (1).   (i) The Sellers are both the exclusive legal and beneficial owners of the Ownership Interests, free and clear of any Liens, and (ii) such ownership does not violate any statute, ordinance, regulation, order, judgment, or decree of any court or governmental agency of Chile or otherwise binding on any of them. (2) Any and all Underlying Asset is owned, held or possessed as accounted in any of Soltec’s and/or Metalservice’s records and is held free and clear from any encumbrance, litigation, claim and/or dispute of any nature, shape or form, except as set forth on Exhibit 3.9. Furthermore, both (1) and (2) are currently in a good material and legal standing, fit to be destined to the purposes it was acquired whether as owner or as holder.

SECTION 3.6                          Consents and Approvals.   No filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by Sellers of the transactions contemplated by this Agreement, other than consents, registrations, approvals, authorizations, permits, filings or notifications which have already been obtained or made, as appropriate.

SECTION 3.7                          Accurate Information.   To Seller’s knowledge, no material information has been omitted to be furnished or disclosed by or on behalf of Sellers to Buyers in respect of them or in respect of the Companies which, if furnished or disclosed, would be likely to lead a proposing buyer for value of the Ownership Interests (i) to reduce its assessment of the value thereof, or (ii) to reverse its decision to purchase the Ownership Interests.

SECTION 3.8                          Audited Financial Statements.   The Audited Financial Statements:

(a)                                  comply with the provisions of applicable law and have been prepared in accordance with Chilean GAAP, and are complete and accurate in all material respects; and

(b)                                 give a true and fair view of all of the assets and liabilities (whether present or future, actual or contingent) and of the state of affairs of the Companies as of December 31, 2004.

SECTION 3.9                          Liens on Assets.   Except as set forth on Exhibit 3.9, the Companies (i) have not created or agreed to create or suffer from nor will prior to the Closing Date create or agree to create or suffer from any Lien over any part of their undertaking or assets; and (ii) have and will at the Closing Date have full beneficial interest in and good and marketable title, free from any Lien, to each of their assets.

SECTION 3.10                    No Material Adverse Change.   Since December 31, 2004 (i) there has been, and pending the Closing will be, no material adverse change in the financial condition or operation of the Companies; (ii) the business of each of the Companies has been carried out on a normal basis and will be so carried out up to the Closing Date; (iii) the Companies have not disposed of any of their assets other than in the ordinary course of business and for full consideration and on normal terms; and (iv) the Companies have not distributed any profits or effected any distribution of its assets or made any loan or other payment other than in the ordinary course of business and the Companies, prior to the Closing Date, will not make or cause to be made any distribution of its profits or assets, or make any loan or other payments other than in the ordinary course of business.

SECTION 3.11                    No Contingency or Material Litigation.   Except as set forth in Exhibit 3.11, (i) the Companies do not face nor are engaged or involved in any material litigation, arbitration, prosecution or other legal proceedings (“Proceedings”), whether as plaintiff, defendant or otherwise, and there are no Proceedings pending or, to Sellers’ knowledge, threatened by or against any of the Companies; (ii) there are no Proceedings in course, pending or, to Sellers’ knowledge, threatened under which any of the Companies is or may be liable to indemnify any person; (iii) the Companies are not involved in any inquiry, whether convened by a governmental, regulatory or municipal board of inquiry or commission or any other administrative body.

SECTION 3.12                    Trademarks and User Agreements.   The trademarks set forth in Exhibit 3.12 hereto: (i) are now and will at the Closing Date be legally and beneficially owned by and registered in the name of the Companies, free from any Lien, and the Companies have and will continue to have after the Closing Date, the exclusive right to use, free from any restriction whatsoever, each such trademarks, particularly the trademark “Soltec”; (ii) are valid and enforceable; (iii) are not the subject of registered user agreements, licenses or other rights; (iv) have not been subject to any event, nor will prior to the Closing Date be subject to any event, under which any of them has ceased or, to Sellers’ knowledge, might cease to be valid and subsisting.  Except for those set forth on Exhibit 3.12 hereto, no other trademarks or copyrights are owned by and registered in the name of the Companies, and the Companies are not a party to any user agreements or license, know-how, information, assistance or development agreements.

SECTION 3.13                    Related Transactions.   Except as set forth on Exhibit 3.13, neither of the Companies (i) have entered or become party to any agreement or contract with any of the Sellers, their affiliates or their employees, officers or advisors; (ii) have sponsored, pledged, warranted or guaranteed in any way, shape or form obligations of any of the Sellers, their affiliates or their employees, officers or advisors.

SECTION 3.14                    Labor matters.   Neither of the Companies (i) have unions among their employees; (ii) have entered or become party to any collective labor contracts or agreements of any kind; (iii) have suffered strikes or any and all form of disruption of the normal development of the activities by their employees; and (iv) are party to any negotiations for any collective labor contracts or agreements of any kind.

SECTION 3.15                    Compliance with Laws.   The Sellers represent and warrant that each of the Companies has complied with any and all applicable obligations in regard to environmental, tax, sanitary and labor matters and any and all filing, consent, authorization or permit from any and all competent authority, including without limitation, the Chilean environmental, tax, sanitary and labor authorities or agencies. The parties expressly acknowledges that any tax liability Soltec, Metalservice and/or Buyers could face should this representation be found incorrect, inexact or false is guaranteed in accordance with section 8.2.2 herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers hereby represent and warrant to Sellers as follows:

SECTION 4.1                          Organization and Qualification.   Each of Buyers is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Chile and have all requisite corporate power to purchase and acquire the Ownership Interests.

SECTION 4.2                          Authorizations.   The execution and delivery of this Agreement by each of Buyers, the performance by Buyers of their obligations and agreements hereunder and the consummation by Buyers of the transactions contemplated hereby have been duly authorized by all necessary corporate action of each of Buyers.  No other corporate action on the part of any of Buyers is necessary to authorize the execution of this Agreement. This Agreement constitutes a valid and legally binding obligation of each of Buyers, enforceable against each of Buyers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors’ rights.

SECTION 4.3                          Effects of Agreement.   Neither the execution and delivery of this Agreement by Buyers and the performance by Buyers of their obligations hereunder, nor the consummation of the transactions contemplated hereby, will (a) violate, conflict with or result in a breach of any provision of the organizational documents of Buyers, (b) violate any statute, regulation, order, judgment, or decree of any court or governmental agency binding on any of the Buyers, (c) conflict with, result in a breach of any of the terms of, constitute a default under, result in the termination of, or result in the creation of any Lien pursuant to the terms of, any material contract or agreement to which Buyers are a party.

SECTION 4.4                          No Violation.   Neither the execution and delivery of this Agreement by each of Buyers, and the performance by each of them of their obligations hereunder nor the consummation by them of the transactions contemplated hereby, will (i) violate, conflict or result in any breach of any provision of the organizational documents of Buyers or any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to or binding on Buyers, or (ii) conflict with, result in a breach of any of the terms of, constitute a default under, result in the termination of, or result in the creation of any Lien pursuant to the terms of, any material contract or agreement to which any of Buyers are a party.

SECTION 4.5                          Consents and Approvals.   No filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by Buyers of the transactions contemplated by this Agreement, other than consents, registrations, approvals, authorizations, permits, filings or notifications which have already been obtained or made, as appropriate.

ARTICLE V

LIABILITIES OF COMPANIES

SECTION 5.1                          Any and all liabilities of the Companies related to their respective business and duly reflected in the Companies’ accounting records in accordance with Section 3.8 hereof shall be assumed and undertaken by Buyers at and after the Closing Date and shall become solely the obligations of Buyers.

ARTICLE VI

CONFIDENTIALITY

SECTION 6.1                        Confidentiality.   All information furnished by

Sellers to Buyers or their officers, employees or agents, including their counsels, accountants and representatives, whether oral or written, in connection with this Agreement is confidential and shall be treated in a confidential manner, and Buyers shall not directly or indirectly disclose, or permit any of their officers, employees or agents, including their counsels, accountants and representatives, to disclose any such information to a third party without Sellers’ prior written consent, provided, however, that disclosure may be made in accordance with any law, regulation, code or order of a court of competent jurisdiction.  In the event that the purchase of the Ownership Interests is not consummated, Buyers shall return to Sellers all such documents and other materials containing, reflecting or referring to such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose.

All information furnished by Buyers to Sellers or their officers, employees or agents, including their counsels, accountants and representatives, whether oral or written, in connection with this Agreement is confidential and shall be treated in a confidential manner, and Sellers shall not directly or indirectly disclose, or permit any of their officers, employees or agents, including their counsels, accountants and representatives, to disclose any such information to a third party without Buyers’ prior written consent, provided, however, that disclosure may be made in accordance with any law, regulation, code or order of a court of competent jurisdiction.  In the event that the purchase of the Ownership Interests is not consummated, Sellers shall return to Buyer all such documents and other materials containing, reflecting or referring to such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.1                          Conditions Precedent to Sellers’ Obligations.   This Agreement is subject to the following conditions precedent, any or all of which may be waived by Sellers, in their sole discretion:

7.1.1.                     Statement by Buyers.   On the Closing Date, Sellers shall have received from each of Buyers a statement duly signed by their General Manager or legal representative, dated on such date, in form and substance satisfactory to Sellers, with respect to (i) the authorization granted by each of them for the execution and delivery of this Agreement by each of Buyers and the consummation of the transactions contemplated hereby, and (ii) the due authorization of the officer or attorney-in-fact of each of Buyers, as the case may be, executing this Agreement on behalf of Buyers.

7.1.2.                     Representations and Warranties.   The representations and warranties of Buyers contained in Article IV hereof shall be true and correct in all material respects on the Closing Date.

7.1.3.                     Payment of the Purchase Price.   Sellers shall have received and confirmed receipt of the Purchase Price in full pursuant to Section 2.2 hereof.

SECTION 7.2                          Conditions Precedent to Buyers’ Obligations.   This Agreement is subject to the following conditions precedent, any or all of which may be waived by Buyers, in their sole discretion:

7.2.1.                     Statement by Sellers.   On the Closing Date, Buyers shall have received (i) from each of Sellers duly signed by their General Manager or legal representative a statement, dated on such date, in form and substance satisfactory to Buyers, with respect to (a) the authorization granted by each of them for the execution and delivery of this Agreement by each of Sellers and the consummation of the transactions contemplated hereby, and (b) the due authorization of the officer or attorney-in-fact of each of Sellers, as the case may be, executing this Agreement on behalf of Sellers; and (ii) a favorable legal opinion of the Chilean law firm Alcaíno | Rodríguez | Sahli and a favorable report of Fidelitas Servicios y Asesorías Ltda. with regard to the inspection described in Section 2.7 and 7.2.4 hereof.

7.2.2.                     Amendment of Companies’ Powers of Attorney.   All powers of attorney granted on behalf of the Companies shall have been revoked or amended to the satisfaction of Buyers. For the purposes of this provision, and for the period that goes between the date of this Agreement and the Closing Date, Sellers will cause the Companies to execute a public deed by means of which the current powers of attorney of the Companies are to be modified, substantially in the form of the Exhibit 7.2.2.

7.2.3.                     Representations and Warranties.   The representations and warranties of Sellers contained in Article III shall be true and correct in all material respects on the Closing Date.

7.2.4.                     Due Diligence; Counsel Approval.   Buyers have completed to their satisfaction a full and comprehensive due diligence inspection regarding the Companies’ business, assets, operations and affairs, including, without limitation, a legal, accounting, financial, operational and tax due diligence on each of the Companies at the cost and expense of Buyers.  All legal matters in connection with such due diligence are acceptable to counsel for Buyers and all such additional records and information related to the due diligence process have been furnished to such counsel by Sellers or the Companies.

7.2.5.                     Supply Agreements.   On the Closing Date, Thermadyne Industries, Inc. and Soltec, on the one hand, and on the other, Stoody Company and Soltec, shall have entered, as appropriate, into those Supply Agreements set forth on Exhibit 3.13 hereto, for a period of 7 years, renewable by mutual agreement of the parties and subject to the conditions set forth in each of those Supply Agreements.

7.2.6.                     Related-Party Contracts.   Except for the Supply Agreements set forth on Exhibit 7.2.5 on the Closing Date, the Companies shall have terminated and be fully released from any and all agreements, contracts or obligations of any kind with any of the Sellers or their related persons.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1                          Survival.   The obligations of the parties contained in Articles VI and VIII, Section 8.2, hereof, shall survive the Closing, and the representations and warranties of each of TCHL, TSAH, SOLDADURAS and PCR, respectively, contained in Sections III and IV hereof, shall survive the Closing, in each case for a period of three (3) years after the Closing Date; provided, however, that the representations and warranties of TCHL as Seller in respect of taxation shall survive the Closing until expiration of the six (6) years statute of limitations provided for under Chilean law for tax liabilities. No covenant, representation or warranty contained in this Agreement shall survive after such dates or, if earlier, the time at which it would otherwise terminate.

SECTION 8.2                          Indemnification

8.2.1                        Additional Definitions.   For purposes of this Agreement, (i) “Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement; (ii) “Indemnitee” means any person or entity entitled to indemnification under this Agreement; (iii) “Indemnifying Party” means any person or entity required to provide indemnification under this Agreement; (iv)

“Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any person or entity, including, without limitation, any Governmental Authority), including, without limitation, the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys’ fees and expenses in connection therewith, and (v) “Third Party Claim” means any claim, action or proceeding made or brought by any person or entity who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

8.2.2.                     Indemnification by TCHL.   Subject to Section 8.1, TCHL agrees to indemnify, defend and hold harmless Buyers and its directors, managers, officers, employees, agents and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

(a)                                  any breach by Sellers of or any inaccuracy of any representation or warranty of Sellers contained in this Agreement, or in any agreement, instrument, certificate or other document delivered pursuant hereto;

(b)                                 any breach or non-performance by Sellers of any covenant to be performed by any of them that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto; and

(c)                                  any amounts to be paid in connection with attorneys fees, costs, settlements, verdicts or any other damages arising from the matters set forth on Exhibit 3.11.

8.2.3.                     Indemnification by Buyers. Buyers agree to indemnify, defend and hold harmless Sellers and its directors, managers,

officers, employees, agents and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

(a)                                  any breach by Buyers of or any inaccuracy of any representation or warranty of Buyers contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto; and

(b)                                 any breach or non-performance by Buyers of any covenant to be performed by any of them that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

8.2.4.                     Notice of Claim.   If any Indemnitee receives notice or becomes aware of any claim, proceeding or other matter (a “Claim”) in respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee shall reasonably promptly give written notice thereof to the Indemnifying Party, which notice shall be given in any event not later than 30 calendar days after receipt of notice or becoming aware of such Claim. Such notice shall specify whether the Claim arises as a result of a Claim by a Person against the Indemnitee (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnitee, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability being contested, the Indemnifying Party shall be entitled to set-off against the amount claimed by the Indemnitee the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnitee’s failure to give such notice on a timely basis.

8.2.5.                     Direct Claims.   With respect to any Direct Claim, following receipt of notice from an Indemnitee of the Claim, the Indemnifying Party shall have sixty (60) calendar days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnitee shall make available to the Indemnifying Party the information relied upon by the Indemnitee to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall pay within sixty (60) calendar days to the Indemnitee the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree.

8.2.6.                     Third Party Claims.   With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of the Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnitee for all the Indemnitee’s out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnitee shall have the right to participate in the negotiation, settlement and defense of such Third Party Claim and to retain counsel or other professional advisors to act on its behalf, provided that the fees and disbursements of such counsel or other professional advisors shall be paid by the Indemnitee unless the Indemnifying Party to any action or proceeding include both the Indemnifying Party and the Indemnitee and the representation of both the Indemnifying

Party and the Indemnitee by the same counsel or other professional advisors would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnitee shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnitee with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnitee is required by applicable law to make a payment to any Person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnitee may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnitee, reimburse the Indemnitee for such payment. If the amount of any liability of the Indemnitee under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnitee, the Indemnitee shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

8.2.7.                     Settlement of Third Party Claims.   If the Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnitee shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the

Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

8.2.8.                     Co-operation.   The Indemnitee and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

8.2.9.                     Exclusivity.   The provision of this Section 8.2 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance or injunctive relief), with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Section 8.2.

8.2.10.               Limitation on Indemnifiable Losses.   In no event shall either party hereto be entitled to seek against the other indirect, consequential, or punitive damages in any action relating to the subject matter of this Agreement suffered by the claimant as a result of any misrepresentation or breach of covenants, agreement, representation or warranty made or to be performed by either party hereto pursuant to this Agreement.

8.2.11                  Limitation of Liability.

(a) Buyers shall not be entitled to obtain any recovery in respect of their Claims for breach by Sellers of their representations and warranties hereunder, except to the extent that in respect of the aggregate of Claims related to the Sellers and/or the Companies, the liability of TCHL under this Section 8.2 would exceed US$100,000, then recovery from Sellers shall be limited to amounts in excess of US$50,000 and would in no case exceed US$1,000,000 in the aggregate; and,

(b) Sellers shall not be entitled to obtain any recovery in respect of their Claims for breach by Buyers of their representations and warranties hereunder, except to the extent that in respect of the aggregate of Claims related to the Buyers and/or the Companies, the liability of Sellers under this Section 8.2 would exceed US$100,000, then recovery from Buyers shall be limited to amounts in excess of US$50,000 and would in no case exceed US$1,000,000 in the aggregate.

8.2.12                  Right of Offset.   If Sellers should be obligated to indemnify Buyers for damages suffered from the circumstance that any of the representations and warranties related to tax matters made by Sellers under Section 3.15 hereof may have been found incorrect, inexact or false, then Buyers shall have the right to be indemnified by offsetting the amount of the damages, not to exceed US$150,000, from accounts payable under the Supply Agreement executed between Thermadyne Industries, Inc. and certain of its Affiliates parties to such agreements, and the Companies, excluded Stoody Company.

ARTICLE IX

LATIN AMERICAN OPERATIONS

SECTION 9.1                          Promptly after the transactions contemplated in this Agreement are closed and completed and for a 6-month period thereafter, the parties hereto will work together and shall exert commercially reasonable efforts to explore the possibility of having SOLDADURAS or any Affiliate of SOLDADURAS sell and market Thermadyne’s products in the rest of Latin America, to the extent that any existing supply, distribution or other commercial arrangement entered into by Thermadyne Industries, Inc. or any

Affiliate thereof with third parties in any such countries does not prohibit such an arrangement or otherwise give rise to any conflict or dispute whatsoever.

ARTICLE X

MISCELLANEOUS

SECTION 10.1                    Notices.   All notices, requests, or instructions hereunder shall be in writing and delivered personally or sent by telefax or registered or certified mail, postage prepaid, as follows:

1.	If to Sellers:
Thermadyne Holdings Corporation
c/o Mr. Paul Melnuk
16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri 63017
Telephone: (636) 728 3056
Telefax: (636) 728 3010

With copy to:
Thermadyne Holding Corporation
c/o Ms. Patricia S. Williams
16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri 63017
Telephone: (636) 728 3133
Telefax: (636) 728 3010

2.	If to the Buyers:
Soldaduras PCR Soltec Limitada
c/o Mr. Horacio Peña Novoa
Mr. Andrés Veras Greene
El Bosque Norte, 040, 15th Floor
Las Condes, Santiago

Telephone: (56-2) 496 7200
Telefax: (56-2) 203 5516

With copy to:
Penta Capital de Riesgo S.A.
c/o Mr. Horacio Peña Novoa
Mr. Andrés Varas Greene
El Bosque Norte 040, Office 605
Las Condes, Santiago
Telephone: (56-2) 496 7200
Telefax: (56-2) 203 5516

Either of the above addresses may be changed at any time by notice given as provided above, provided, however, that any such notice or change of address shall be effective only upon receipt.

SECTION 10.2                    Entire Agreement; Amendment.   This Agreement and the documents referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and no amendment or modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

SECTION 10.3                    Further Assurances.   Each of the parties hereto shall take such further actions as may be reasonably requested by the other party hereto to carry out and consummate the transactions contemplated by this Agreement.

SECTION 10.4                    Expenses.   Each of the parties hereto shall bear such party’s own expenses, including travel and legal expenses, in connection with this Agreement and the transactions contemplated hereby.

SECTION 10.5                    Governing Law; Arbitration.

(a)          The Agreement and the Transfer Documents shall be governed by, construed and interpreted under Chilean law.

(b)         Any difficulty or controversy arising among the parties with respect to the application, interpretation, duration, validity or execution hereof or for any other reason arising out of this transaction shall be submitted to arbitration pursuant to the current Rules of Arbitration Procedure of the Arbitration and Mediation Center of the Chamber of Commerce of Santiago A.G.

(c)          The parties confer an irrevocable special power of attorney upon the Santiago Chamber of Commerce so that it may, at the written request of any of the parties hereof, appoint an arbitrator ex aequo et bono from among the members of the arbitration corps of the Santiago Arbitration and Mediation Center.

(d)         There shall be no remedy against the arbitrator’s resolutions, which is hereby expressly waived. The arbitrator is especially empowered to resolve any matter relating to his/her competence and/or jurisdiction.

SECTION 10.6                    Public Announcements.

(a)          The parties hereto agree not to release, prior to the Closing Date, any information concerning the proposed purchase to any third party without the prior written consent of the other party. Either party may, however, furnish any information about the proposed purchase and acquisition to its attorneys, agents, and Affiliates and Subsidiaries, without informing the other party or seeking the other parties’ prior consent and to any Governmental Authority so long as the other party is informed in advance.

(b)         Buyers and Sellers will consult with each other and will mutually agree (the agreement of each party not be unreasonably withheld) upon the content and timing of any press release or other public statements with respect to the transactions contemplated in this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

SECTION 10.7                    Beneficiaries; Assignment.   This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other.

SECTION 10.8                    Liability Joint and Several.   The obligations under this Agreement of each of Sellers and each of Buyers, respectively, shall be joint and several.

SECTION 10.9                    Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed by all of the parties hereto on the date first above written.

SOLDADURAS PCR SOLTEC LIMITADA S.A.		PENTA CAPITAL DE RIESGO

By:	/s/ Andrés Varas	By:	/s/ Horacio Peña
Name:	Andrés Varas	Name:	Horacio Peña
Title:	Business Manager, Penta Capital de Riesgo S.A.	Title:	Executive Director, Penta Capital de Riesgo S.A.

By:	/s/ Francisco Soublette	By:	/s/ Hugo Bravo
Name:	Francisco Soublette	Name:	Hugo Bravo
Title:	Operations Manager, Penta Capital de Riesgo S.A.	Title:	General Manager, Penta Capital de Riesgo S.A.

THERMADYNE CHILE HOLDINGS, LTD.		THERMADYNE SOUTH AMERICA HOLDINGS, LTD.

By:	/s/ Cristián Eyzaguirre S.	By:	/s/ Cristián Eyzaguirre S.
Name:	Cristián Eyzaguirre S.	Name:	Cristián Eyzaguirre S.
Title:	Attorney-in-fact	Title:	Attorney-in-fact

ANNEX A

SOLTEC CONSOLIDATED FINANCIAL STATEMENTS – 31st DECEMBER 2004

As per the calculations set forth in the Purchase Agreement, Cash, Debt and Net Working Capital for the period ended December 31st, 2004 are as follows:

Cash: Cash and Banks of Ch$ 294,512,000.

Debt: Bank Loans payable (current and long term) plus Debt with related parties (current and long term) plus financial leases of Ch$ 179,541,000.

Net Working Capital:  (Current Assets minus Cash and Banks) minus (Current Liabilities minus financial debt, leases and debt with related companies) of Ch$ 2,044,239,000.